Exhibit 99.1

CESCA THERAPEUTICS REPORTS SECOND QUARTER FISCAL 2017 FINANCIAL

RESULTS AND PROVIDES BUSINESS UPDATE

Management to Hold Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

Rancho Cordova, CA, February 13, 2017 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cellular processing and point-of-care autologous cell-based therapies, today reported second quarter financial results for 2017 and provided an update to investors.

Second Quarter 2017 Financial Results

Net revenues for the three months ended December 31, 2016 were $4.0 million compared to $3.3 million for the three months ended December 31, 2015, an increase of $0.7 million or 22%. The increase is primarily a result of increased shipments of AXP disposables to a single end-user customer.

Gross profit was $1.6 million or 39% of net revenues for the three months ended December 31, 2016, compared to $1.0 million or 31% for the corresponding fiscal 2016 period. Our gross profit margin increased primarily due to higher average sales prices on our mix of products sold. Additionally, there was an increase to our inventory reserves during the quarter ended December 31, 2015, which negatively impacted that quarter’s margin.

Operating Expenses were $5.1 million for the three months ended December 31, 2016, compared to $3.0 million for the three months ended December 31, 2015, an increase of $2.1 million or 71%. The increase was primarily due to the termination of our former chief executive officer in November and legal fees associated with the SynGen litigation, partially offset by lower personnel costs.

Net loss was $3.4 million for the three months ended December 31, 2016, compared to $0.6 million for the corresponding fiscal 2016 period or an increase of $2.8 million. The increase in net loss was primarily due to the termination of our former chief executive officer and legal fees associated with the SynGen litigation, partially offset by improved gross profit margin as already described. Additionally, there was a benefit from fair value changes of derivative instruments in prior year quarter.

In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. The adjusted EBITDA loss was $2.6 million for the three months ended December 31, 2016 compared to $1.7 million for the three months ended December 31, 2015. The adjusted EBITDA loss increased primarily due to the severance and other related costs associated with terminating our former chief executive officer and legal fees associated with the SynGen litigation, partially offset by the improved gross profit margin as already described.

“I am pleased with the increase in revenue for this quarter,” Dr. Xiaochun “Chris” Xu, our interim CEO, commented. “Our short-term goal is to build strong leadership position in automated cell processing, providing cutting-edge technologies for cord blood processing, point-of-care applications, and immune-oncology uses. First, we want to increase revenues. Secondly, we want to continue to build a strong pipeline based on our own proprietary technology, namely the AutoXpress® platform. Our ultimate goal is to ensure Cesca has a competitive advantage in the growing regenerative medicine field.”

Company’s Conference Call and Webcast

Management will host a conference call on Monday, February 13, 2017 at 2:00 PM Pacific (5:00 PM Eastern).

The call can be accessed by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing, “Cesca”. The Company’s management will be on the call to discuss the second quarter results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately five minutes before the conference call begins.

To listen to the audio webcast of the call during or after the event, please visit:

http://services.choruscall.com/links/cesca170213.html

Replay

A replay of the conference call will be available two hours after the call for the following five business days by dialing 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and entering the following account number when prompted ‘10099897’.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of cellular therapies and delivery systems for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapeutics. These include:

●

The SurgWerks™ System (in development) - a proprietary system comprised of the SurgWerks Processing Platform, including devices and analytics, and indication-specific SurgWerks Procedure  Kits  for use in regenerative stem cell therapy at the point-of-care for  vascular and orthopedic diseases.

●	The CellWerks™ System (in development) - a proprietary cell processing system with associated analytics for intra-laboratory preparation of adult stem cells from bone marrow or blood.
●	The AutoXpress® System (AXP®) - a proprietary automated device and companion sterile disposable for concentrating hematopoietic stem cells from cord blood.
●	The MXP® System - a proprietary automated device and companion sterile disposable for the isolation and concentration of hematopoietic stem cells from bone marrow.
●

The BioArchive® System - a Biologics License Application (BLA) approved automated cryogenic device used for individualized cryopreservation and storage of cord blood concentrates and other clinical grade samples for future use.

●	Manual bag sets - for use in the processing and cryogenic storage of cord blood.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact: Cesca Therapeutics Inc.

ir@cescatherapeutics.com

Investor Contact: The Ruth Group

Lee Roth / Tram Bui

646-536-7012 / 7035

lroth@theruthgroup.com / tbui@theruthgroup.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	December 31, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,899	$5,835
Accounts receivable, net	3,019	3,169
Inventories	2,763	3,593
Prepaid expenses and other current assets	260	246

Total current assets	10,941	12,843

Equipment, net	3,045	2,962
Goodwill	13,195	13,195
Intangible assets, net	20,614	20,821
Other assets	78	78

	$47,873	$49,899
Current liabilities:
Accounts payable	$2,059	$2,648
Other current liabilities	3,383	2,894

Total current liabilities	5,442	5,542

Long-term liabilities	8,769	12,084

Stockholders' equity	33,662	32,273

	$47,873	$49,899

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015

Net revenues	$4,005	$3,294	$7,772	$6,117

Cost of revenues	2,453	2,266	4,838	4,722

Gross profit	1,552	1,028	2,934	1,395

Expenses:

Sales and marketing	294	527	775	1,159

Research and development	694	646	1,364	1,743

General and administrative	4,137	1,823	6,316	4,375

Total operating expenses	5,125	2,996	8,455	7,277

Loss from operations	(3,573)	(1,968)	(5,521)	(5,882)

Fair value change of derivative instruments	153	2,180	(174)	3,606
Amortization of debt discount	--	(39)	(9,851)	(52)
Interest expense	(2)	(14)	(10,537)	(21)
Registration rights liquidated damages	--	(220)	--	(1,100)
Loss on cashless exercise of warrants	--	(564)	--	(564)
Other income and (expenses)	23	1	239	(8)
Net loss	$(3,399)	$(624)	$(25,844)	$(4,021)

Net loss	$(3,399)	$(624)	$(25,844)	$(4,021)
Other comprehensive income:
Foreign currency translation adjustments	(2)	1	--	(24)
Comprehensive loss	$(3,401)	$(623)	$(25,844)	$(4,045)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Six Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net cash used in operating activities	$(2,570)	$(4,494)

Cash flows from investing activities:
Capital expenditures	(276)	(602)

Cash flows from financing activities:
Proceeds from convertible debentures, net of financing costs	--	4,720
Payments on capital lease obligations	(46)	(27)
Proceeds from issuance of common stock, net	2,091	--
Repurchase of common stock	(134)	(5)

Net cash provided by financing activities	1,911	4,688

Effects of foreign currency rate changes on cash and cash equivalents	(1)	(7)
Net decrease in cash and cash equivalents	(936)	(415)

Cash and cash equivalents at beginning of period	5,835	3,357
Cash and cash equivalents at end of period	$4,899	$2,942

Supplemental non-cash financing and investing information:
Derivative obligation related to issuance of warrants	$--	$4,282
Common stock issued for payment of convertible debentures and interest	$23,905	--

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Loss from operations	$(3,573)	$(1,968)	$(5,521)	$(5,882)

Add:

Depreciation and amortization	212	294	473	659

Stock-based compensation expense	735	(39)	1,033	304

Adjusted EBITDA loss	$(2,626)	$(1,713)	$(4,015)	$(4,919)